Exhibit 10.2

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

SHARE PURCHASE AGREEMENT

by and among

CHINA NEWLINK HOLDING LIMITED (中国能链控股有限公司)

DADA AUTO

and

SINOPOWER HOLDINGS INTERNATIONAL CO. LIMITED

Dated August 30, 2024

TABLE OF CONTENTS

i

SCHEDULES AND EXHIBITS

Schedule A Company Disclosure Schedule

Exhibit A Form of Instrument of Transfer and bought and sold notes

Exhibit B Form of PROMISSORY NOTE

ii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated August 30, 2024, is entered into by and among (i) China Newlink Holding Limited (中国能链控股有限公司), a company limited by shares incorporated under the laws of the Hong Kong (the “Purchaser”); (ii) Dada Auto, an exempted company incorporated under the laws of the Cayman Islands (the “Seller”), and (iii) Sinopower Holdings International Co. Limited, a company limited by shares incorporated under the laws of Hong Kong (the “Company”).

W I T N E S S E T H:

WHEREAS, the Seller is the record holder of 89,999,000 ordinary shares of the Company, constituting 89.999% of the issued and outstanding shares of the Company.

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser the Purchased Shares (as defined below) in exchange for the Aggregate Purchase Price (as defined below).

WHEREAS, each party hereto intends to set out in this Agreement certain of its rights and obligations upon the sale and purchase of the ordinary shares as contemplated above.

WHEREAS, the board of directors of each of the Purchaser and the Seller has reviewed, approved and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“2024 Actual EBIT” has the meaning ascribed to it in Section 2.4(a)(i).

“2024 Interim Financial Statements” has the meaning ascribed to it in Section 3.6(a).

“2024 Target EBIT” has the meaning ascribed to it in Section 2.4(a)(i).

“2025 Actual EBIT” has the meaning ascribed to it in Section 2.4(b)(i).

“2025 Installment” has the meaning ascribed to it in Section 2.3(b)(i).

“2025 Target EBIT” has the meaning ascribed to it in Section 2.4(b)(i).

“2026 Actual EBIT” has the meaning ascribed to it in Section 2.4(c)(i).

“2026 Installment” has the meaning ascribed to it in Section 2.3(b)(ii).

“2026 Target EBIT” has the meaning ascribed to it in Section 2.4(c)(i).

“2027 Installment” has the meaning ascribed to it in Section 2.3(b)(iii).

“ABAC Laws” has the meaning ascribed to it in Section 3.14(a).

“Affiliate” means any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including without limitation, with respect to any Person that is an individual, his or her Immediate Family Members.

“Agreed Board Composition” has the meaning ascribed to it in Section 6.8.

“Aggregate Purchase Price” has the meaning ascribed to it in Section 2.2.

“Agreement” has the meaning ascribed to it in the Preamble.

“Anti-Money Laundering Laws” has the meaning ascribed to it in Section 3.14(b).

“Applicable Accounting Standard” means the Hong Kong Financial Reporting Standards or other accounting standards adopted by the Company and applied consistently throughout the Financial Statements.

“Balance Sheet Date” has the meaning ascribed to it in Section 3.6(a).

“Board” means the board of directors of the Company.

“Business” means, in respect of a Group Company, the business as it currently conducts and, in respect of the Group Companies, the business as the Group Companies, taken as a whole, currently conduct.

“Business Day” means a day that is not a Saturday or Sunday or another day on which banks in Hong Kong, the PRC or the Cayman Islands are required or authorized to be closed.

“Closing” has the meaning ascribed to it in Section 2.5.

“Closing Date” has the meaning ascribed to it in Section 2.5.

“Closing Installment” has the meaning ascribed to it in Section 2.3.

“Company” has the meaning ascribed to it in the Preamble.

“Company Fundamental Warranties” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.7 and Section 3.9.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise or license (whether written or oral).

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and attached to this Agreement as Schedule A.

“EBIT” means, for any period, the consolidated net income of the Company and its subsidiaries for such period, determined in accordance with Applicable Accounting Standard, adjusted by adding thereto, to the extent deducted in calculating such net income, without duplication:

(a) Interest Expense: all interest, whether paid or accrued, including any payments under interest rate hedging agreements;

(b) Taxes: all income taxes, whether paid, accrued, or reserved;

(c) Extraordinary and Non-Recurring Items: any extraordinary, unusual, or non- recurring charges, expenses, or losses, including any related to acquisitions, restructuring costs, or the extinguishment of debt.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Existing Articles” means the articles of association of the Company adopted on August 9, 2023.

“FCPA” has the meaning ascribed to it in Section 3.14(a).

“Financial Statements” has the meaning ascribed to it in Section 3.6(a).

“Government Authority” means supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, and any securities exchange on which the securities of any Party or its Affiliates are listed.

“Group Companies” means the Company and any Person (other than a natural person) that is directly or indirectly Controlled by the Company.

“Historical Financial Statements” has the meaning ascribed to it in Section 3.6(a).

“HKIAC Rules” has the meaning ascribed to it in Section 10.3(a).

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment, breakage and redemption costs, premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention the ordinary course of business consistent with the past practice of such Person; (iii) all capitalized lease obligations; (iv) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning ascribed to it in Section 9.2(b)(i).

“Indemnifying Party” has the meaning ascribed to it in Section 9.2(b)(i).

“Intellectual Property” means all intellectual property, including (i) all intellectual property rights in inventions, discoveries, and processes, and all patents, and patent disclosures, (ii) all trademarks, service marks, trade names, brand names, trade dress rights, logos, Internet domain names and corporate names, and, to the extent recognized under applicable Law, other source indicators, and the goodwill of the business symbolized thereby, (iii) all copyrights and works of authorship in any media, including all designs, (iv) all computer software, databases and programs, (v) all trade secrets, know-how, and other proprietary or confidential information and (vi) all applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including those arising under any Law, Order, Legal Proceeding or Contract and including all costs and expenses relating thereto.

“Lien” means any lien (including, without limitation, tax lien), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, restrictive covenant, right of first refusal, right of first offer, easement, servitude or other restriction having similar effect.

“Loan Repayment Amount” has the meaning ascribed to it in Section 2.2.

“Long Stop Date” means November 30, 2024.

“Losses” has the meaning ascribed to it in Section 9.2(a).

“Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, is or would be materially adverse to (a) the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) the ability of any Party other than the Purchaser to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents.

“Material Contract” means each Contract (other than the Transaction Documents) to which a Group Company is a party or otherwise bound that (i) involves payments (or a series of payments), contingent or otherwise, of US$700,000 (or the equivalent thereof in another currency) or more individually, in cash, property or services, or extends for more than one year beyond the date of this Agreement; (ii) is with a Government Authority; (iii) limits or restricts any Group Company’s ability to compete or otherwise conduct the Business in any manner, time or place, or that contains any exclusivity or change in control provision; (iv) grants a power of attorney, agency or similar authority; (v) relates to Indebtedness of US$700,000 (or the equivalent thereof in another currency) or more, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person; (vi) relates to any Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software; (vii) is a lease on real or personal property; (viii) is an insurance policy; (ix) is outside the ordinary course of business of any Group Company; or (x) is otherwise material to any Group Company or is a Contract on which any Group Company is substantially dependent.

“Material License” means all franchises, permits, licenses, approvals, authorizations and any similar document issued or granted by any Government Authority that are, individually or in the aggregate, material for the conduct of the Business of the Group Companies, taken as a whole.

“NaaS” has the meaning ascribed to it in Section 6.5(b).

“Note” has the meaning ascribed to it in Section 2.3(c).

“Order” means any written order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Ordinary Shares” or “Shares” means the ordinary shares in the capital of the Company, with no par value.

“Party” means a party to this Agreement.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“Purchased Shares” means 89,999,000 Ordinary Shares held or beneficially owned by the Seller as of the date hereof.

“Purchaser” has the meaning ascribed to it in the Preamble.

“Purchaser Indemnitee” has the meaning ascribed to it in Section 9.2(a).

“Purchase Price Adjustments” has the meaning ascribed to it in Section 2.4.

“Related Party” means (i) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of any Group Company, (ii) any director or officer of any Group Company, and (iii) the Affiliates of the Persons enumerated under (i) and (ii), in each case of (i), (ii) and (iii), excluding any Group Company.

“Release” has the meaning ascribed to it in Section 6.10(a).

“Released Claims” has the meaning ascribed to it in Section 6.10(a).

“Released Persons” has the meaning ascribed to it in Section 6.10(a).

“Releasing Persons” has the meaning ascribed to it in Section 6.10(a).

“Representatives” has the meaning ascribed to it in Section 3.14(a).

“Seller” has the meaning ascribed to it in the Preamble.

“Seller Bank Account” means the following bank account unless otherwise provided in writing by the Seller:

Account Name: Dada Auto

Account: 1084190019

Swiftcode: CITIHKHX

Address: 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

“Seller Fundamental Warranties” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.4.

“Shareholder Loan” means the loans provided by the Seller to the Group Companies with a remaining principal amount of RMB 88,640,000 as of the date hereof.

“Straddle Period” means any taxable period that begins on or prior to and ends after the Closing Date.

“Tax” or “Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, and other social insurance withholding), housing funds and tariffs (including import duty and import value-added tax), and other taxes, charges, fees, levies, or other assessments of any kind whatsoever as applicable, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (a) above, and (c) any form of transferor liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Group Company.

“Third Party Claim” has the meaning ascribed to it in Section 9.2(b)(ii).

“Total Consideration” has the meaning ascribed to it in Section 2.2.

“Transaction Documents” means this Agreement, the Note and other agreements or documents required to be executed or delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” has the meaning ascribed to it in Section 10.1.

“Transfer” means, with respect to any Equity Securities of any Person, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Equity Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or to agree or commit to do any of the foregoing, and, (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Warrantors” means, collectively, the Company and the Seller.

Section 1.2             Interpretation and Rules of Construction

(a)            Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)           any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii)          any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv)          the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v)           words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi)          when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii)         the term “non-assessable,” when used with respect to any Shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof; and

(viii)            except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the United States, and any reference in this Agreement to RMB means the lawful currency of the PRC.

(b)            In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE

Section 2.1             Sale and Purchase of Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Purchased Shares, at the Aggregate Purchase Price (as defined below), free and clear of all Liens.

Section 2.2             Total Consideration. The total consideration (the “Total Consideration”) under this Agreement shall be RMB 101,850,000 in aggregate, or such equivalent amount in U.S. dollars or Hong Kong dollars, payable in cash, subject to adjustment hereunder, which amount shall include: (i) RMB 13,210,000 for all Purchased Shares (the “Aggregate Purchase Price”), subject to adjustment hereunder, and (ii) RMB 88,640,000 for the purpose of the assignment of the Shareholder Loan owed by the Group Companies to the Seller (the “Loan Repayment Amount”).

Section 2.3             Payment Method.

(a)            Within sixty (60) days of the Closing (as defined below), the Purchaser shall pay the first installment of the Aggregate Purchase Price with an amount of RMB 4,210,000 (the “Closing Installment”), or the equivalent amount in U.S. dollars or Hong Kong dollars to the Seller by wire transfer of immediately available funds to the Seller Bank Account (or by other payment methods agreed by the Purchaser and the Seller in writing).

(b)            The remaining balance of the Aggregate Purchase Price shall be paid by the Purchaser to the Seller over a period of three (3) years, commencing from 2025, subject to adjustment hereunder. The payment schedule shall be as follows:

(i)            RMB 3,000,000, or the equivalent amount in U.S. dollars or Hong Kong dollars, subject to adjustment hereunder, shall be paid on June 30, 2025 (the “2025 Installment”).

(ii)           RMB 3,000,000, or the equivalent amount in U.S. dollars or Hong Kong dollars, subject to adjustment hereunder, shall be paid on June 30, 2026 (the “2026 Installment”).

(iii)          RMB 3,000,000, or the equivalent amount in U.S. dollars or Hong Kong dollars, subject to adjustment hereunder, shall be paid on June 30, 2027 (the “2027 Installment”).

(c)            In exchange for the assignment of the Shareholder Loan owed by the Group Companies to the Seller, on the Closing Date (as defined below), the Purchaser shall issue a promissory note in favor of the Seller, substantially in the form of Exhibit B hereto (the “Note”), payable to the Seller in the principal amount equal to the Loan Repayment Amount.

Section 2.4             Purchase Price Adjustments. The 2025 Installment, the 2026 Installment and the 2027 Installment as set forth in Section 2.3(b), shall be subject to adjustments (the “Purchase Price Adjustments”) based on the actual EBIT achieved by the Company in the preceding year in accordance with the following:

(a)             2025 Installment Adjustment:

(i)            In the event that actual EBIT of the Company during the financial year 2024 (the “2024 Actual EBIT”) falls short of 90% of RMB 13,000,000 (the “2024 Target EBIT”), the 2025 Installment shall adjusted to the higher of (i) the amount that equals to RMB 3,000,000 multiplied by a fraction, the numerator of which is the 2024 Actual EBIT and the denominator of which is the 2024 Target EBIT; (ii) RMB 2,000,000.

(ii)           In the event that the 2024 Actual EBIT exceeds 110% of the 2024 Target EBIT, the 2025 Installment shall adjusted to the lower of (i) the amount that equals to RMB 3,000,000 multiplied by a fraction, the numerator of which is the 2024 Actual EBIT and the denominator of which is the 2024 Target EBIT; (ii) RMB 4,000,000.

(b)             2026 Installment Adjustment:

(i)            In the event that actual EBIT of the Company during the financial year 2025 (the “2025 Actual EBIT”) falls short of 90% of RMB 28,000,000 (the “2025 Target EBIT”), the 2026 Installment shall adjusted to the higher of (i) the amount that equals to RMB 3,000,000 multiplied by a fraction, the numerator of which is the 2025 Actual EBIT and the denominator of which is the 2025 Target EBIT; (ii) RMB 2,000,000.

(ii)           In the event that the 2025 Actual EBIT exceeds 110% of the 2025 Target EBIT, the 2026 Installment shall adjusted to the lower of (i) the amount that equals to RMB 3,000,000 multiplied by a fraction, the numerator of which is the 2025 Actual EBIT and the denominator of which is the 2025 Target EBIT; (ii) RMB 4,000,000.

(c)              2027 Installment Adjustment

(i)            In the event that actual EBIT of the Company during the financial year 2026 (the “2026 Actual EBIT”) falls short of 90% of RMB 42,000,000 (the “2026 Target EBIT”), the 2027 Installment shall adjusted to the higher of (i) the amount that equals to RMB 3,000,000 multiplied by a fraction, the numerator of which is the 2026 Actual EBIT and the denominator of which is the 2026 Target EBIT; (ii) RMB 2,000,000.

(ii)           In the event that the 2026 Actual EBIT exceeds 110% of the 2026 Target EBIT, the 2027 Installment shall adjusted to the lower of (i) the amount that equals to RMB 3,000,000 multiplied by a fraction, the numerator of which is the 2026 Actual EBIT and the denominator of which is the 2026 Target EBIT; (ii) RMB 4,000,000.

In the event of any adjustments made pursuant to Section 2.4(a)(ii), Section 2.4(b)(ii) and Section 2.4(c)(ii), the Purchase Price Adjustments that shall be paid by the Purchaser to the Sellers shall be settled within twenty (20) business days after the final determination of the actual EBIT of the applicable year.

In the event of any adjustments made pursuant to Section 2.4(a)(i), Section 2.4(b)(i) and Section 2.4(c)(i), if as a result of the Purchase Price Adjustments, the amount that the Seller is entitled to receive for any given year is less than the installment payment already made by the Purchaser for that year, the Seller shall be obligated to refund the entire difference to the Purchaser within twenty (20) business days after the final determination of the actual EBIT of the applicable year.

Section 2.5             Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of all Purchased Shares as contemplated by this Agreement (the “Closing”) shall take place via the remote exchange of electronic documents and signatures on a date that is no later than the fifth (5th) Business Day after the satisfaction or valid waiver of each of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the date on which the Closing occurs, the “Closing Date”), unless another time, date or place is agreed to in writing by the Purchaser and the Seller. All transactions occurring at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed concurrently, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

Section 2.6             Closing Deliveries by the Company. At the Closing, the Company shall deliver, and the Seller shall provide necessary cooperation for the Company to deliver, to the Purchaser:

(a)            a copy of the register of members of the Company, dated the Closing Date and duly certified by the registered office provider of the Company, evidencing the ownership by the Purchaser of all of the Purchased Shares free and clear of all Liens;

(b)           a share certificate in the name of the Purchaser, dated the Closing Date and duly executed by a director of the Board, evidencing the ownership by the Purchaser of all of the Purchased Shares free and clear of all Liens;

(c)            a copy of the resolutions duly and validly adopted by the Board prior to the Closing Date, evidencing the authorization by the board of directors of the Company of the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby;

(d)            a copy of the resolutions duly and validly adopted by the shareholders of the Company prior to the Closing Date, evidencing the shareholders’ authorization of the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and containing each shareholder’s irrevocable waiver of any and all preemptive right, right of first refusal, tag-along rights and all other similar rights under the Existing Articles, the shareholders agreement or otherwise; and

(e)            the closing certificate of the Company and the Seller as contemplated by Section 7.2(f).

Section 2.7             Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)            an instrument of transfer and sold note in the form of Exhibit A hereto with respect to the Purchased Shares, duly executed by such Seller;

(b)            the original share certificate evidencing the Seller’s ownership of 89,999,000 Ordinary Shares (it being agreed that such share certificate shall immediately be voided by the Company) or, if such original share certificate(s) could not be returned to the Company at the Closing, an affidavit and indemnity for lost share certificate in form and substance acceptable to the registered office provider of the Company and the Purchaser in respect of those 89,999,000 Ordinary Shares; and

(c)            a copy of the resolutions or other internal authorizations duly and validly adopted by the board of directors and shareholders of the Seller, evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 2.8             Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller, against and upon the Purchaser’s receipt of all the applicable closing deliverables set forth in this Article II:

(a)            a copy of the resolutions duly and validly adopted by the board of directors of the Purchaser prior to the Closing Date, evidencing the authorization by the board of directors of the Purchaser of the execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby; and

(b)            the Note, dated the Closing Date, duly executed by the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE GROUP COMPANIES

The Warrantors jointly and severally represent and warrant to the Purchaser that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 3.1             Organization; Good Standing. The Company is a company limited by shares duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as now conducted and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required. True and complete copies of the Existing Articles, which are in full force and effect as of the date hereof and as of immediately prior to the Closing, have been made available to the Purchaser.

Section 3.2             Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been, and each of the other Transaction Documents to which the Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the other Transaction Documents to which the Company is a party will constitute, legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

Section 3.3             Conflicts; Consents of Third Parties.

(a)            None of the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or loss of a benefit under, or give rise to a right of termination, consent or cancellation or increase in any fee, liability or obligation under, any provision of (i) the Existing Articles or the memorandum and articles of association or comparable organizational documents of any other Group Company, (ii) any Material Contract or Material License, (iii) any Order applicable to any Group Company or by which any of the properties or assets of any Group Company are bound; or (iv) any applicable Law.

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 3.4             Capitalization.

(a)            The entire issued and outstanding share capital of the Company consists of 100,000,000 Ordinary Shares. The Purchased Shares constitute 89.999% of the issued and outstanding shares of the Company.

(b)            All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. Section 3.4(b) of the Disclosure Schedule sets forth a complete and accurate list of all of the record and beneficial holders of the Ordinary Shares and the respective number of Ordinary Shares held thereby.

Section 3.5             Group Companies.

(a)            Section 3.5(a) of the Disclosure Schedule sets forth a complete and accurate list of the Group Companies other than the Company and, for each such Group Company, its name, the jurisdiction in which it is incorporated or organized, the names of its shareholders and the amount of share capital or other equity interest in such Group Company held by each such shareholder. Each such Group Company (i) is a duly organized and validly existing entity and, where applicable, in good standing under the laws of the jurisdiction of its organization; (ii) is duly qualified or authorized to do business as a foreign corporation or entity and, where applicable, is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization; and (iii) has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted. Except as set forth in Section 3.5(a) of the Disclosure Schedule, none of the Group Companies is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any share or interest in any Person.

(b)            All the outstanding share capital, registered capital or other equity interest of each Group Company is validly issued, fully paid and non-assessable and are owned free and clear of all Liens. Except as disclosed in Section 3.5(b) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of the Group Companies (other than the Company) to issue, repurchase or redeem any share or other securities of any Group Company.

(c)            No Person is entitled to serve or appoint any Person to serve as an observer on the Board.

Section 3.6             Financial Statements.

(a)            True and complete copies of (i) the consolidated balance sheet of the Company for each of the two fiscal years ended December 31, 2022 and 2023, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, (collectively, the “Historical Financial Statements”), and (ii) the consolidated balance sheet of the Company for the period from January 1, 2024 to June 30, 2024, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (June 30, 2024 is hereinafter referred to as the “Balance Sheet Date”) (collectively, the “2024 Interim Financial Statements” and, collectively with the Historical Financial Statements, the “Financial Statements”) have been delivered by the Company to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Group Companies, (ii) present fairly the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices of the Group Companies, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Group Companies and the results of the operations of the Group Companies as of the dates thereof and for the periods covered thereby.

(b)            No Group Company has any Liabilities other than (i) Liabilities reflected or reserved in the Financial Statements, and (ii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date.

Section 3.7             Sufficiency. The Group Companies is carrying out the Business in the ordinary course of business. The Business is a going concern. The businesses and assets that are held by the Group Companies and will remain held by the Group Companies upon the Closing constitute all of the assets, businesses, rights, Permits, Intellectual Property, data and Contracts necessary and sufficient to conduct the Business in the same manner as conducted as of the date hereof.

Section 3.8             Legal Proceedings. Except as disclosed in Section 3.8 of the Disclosure Schedule, there is no Legal Proceeding against any Group Company, or against any employee, officer or director of any Group Company in connection with their relationship with the Group Companies, pending or, to the knowledge of the Company, threatened, including but not limited to any Legal Proceeding that questions the validity of the Transaction Documents, the right of the Company to enter into any Transaction Document, the rights and obligations of the Company to consummate the transactions contemplated by any Transaction Document. There is no Order in effect against any Group Company that would or would reasonably be expected to restrict the Company from performing its obligations under any Transaction Document or consummating the transactions contemplated under any Transaction Document. There is no Legal Proceedings initiated by any Group Company pending or which any of them intends to initiate.

Section 3.9             Title to Properties; Liens and Encumbrances. Each Group Company solely owns or leases all properties and assets necessary to conduct the Business, and none of such leased properties or assets are owned by the Related Party. Each Group Company has good and marketable title to all its properties and assets, both real and personal, including without limitation all properties and assets set forth on the Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any Liens. With respect to leased properties and assets, each Group Company is in compliance with all applicable leases. All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear.

Section 3.10           Intellectual Property.

(a)            Each Group Company owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all Intellectual Property necessary to conduct the Business without any conflict with or infringement of the rights of any other Person. No claims have been asserted against any Group Company and remain unresolved, nor is any Group Company aware of any threatened claim or demand, by any other Person (i) challenging or questioning such Group Company’s validity, enforceability, ownership, right to, or use of any of the Intellectual Property owned or used by any Group Company, or in which any Group Company possess legal rights, or the validity or effectiveness of any license or similar agreement with respect thereto, (ii) alleging any interference, infringement, misappropriation or other violation of the Intellectual Property rights of other Persons, or (iii) alleging any unfair competition or trade practices. No Group Company has received any communication alleging that such Group Company has violated or, by conducting its business as proposed, would violate any intellectual property rights of other Persons.

(b)            Each Group Company has taken all reasonable steps and measures to establish and preserve ownership of, or legally sufficient right to, all Intellectual Property material to the Business; and each Group Company has taken all reasonable steps to register, protect, maintain, and safeguard the Intellectual Property material to the Business, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. There is no infringement, misappropriation or other violation by any other Person of any Intellectual Property of any Group Company.

(c)            Each Group Company owns all rights in and to any and all Intellectual Property used or planned to be used by such Group Company, or covering or embodied in any past, current or planned activity, service or product of such Group Company, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, at any time, by such Group Company. No former or current employee, and no former or current consultant, of any Group Company has any rights in any of the Group Companies’ Intellectual Property. Except as disclosed in Section 3.10(c) of the Disclosure Schedule, each current and former employee employed, or current and former consultant engaged, by any Group Company as of the Closing has executed a confidential information, invention assignment, non-compete and non-solicitation agreement in a form which has been provided to the Purchaser. None of the employees or consultants, currently or formerly employed or otherwise engaged by any Group Company, is in violation thereof. Each consultant of any Group Company has executed a consultant contract in substantially the form provided to the Purchaser. No Group Company is using or plans to use, nor any Group Company believes it is or will be necessary to utilize, any inventions of any of its employees (or Persons it currently intends to hire) made prior to or outside the scope of their employment by any Group Company.

(d)            No Intellectual Property owned by any Group Company, or in which any Group Company possesses legal rights, and material to the operation of the business, as now conducted and as proposed to be conducted, is the subject of any security interest, lien, license or other Contract granting rights therein to any other Person. No Group Company has (i) transferred or assigned, (ii) granted a license to, or (iii) provided or licensed in source code form, any Intellectual Property material to the Business, owned by any Group Company, or in which any Group Company possesses legal rights, to any Person.

Section 3.11           Taxes.

(a)            Each Group Company has duly and timely filed all Tax Returns as required by Law to have been filed by it and all such Tax Returns are true, correct, and complete in all respects. Each Group Company has paid in full all Taxes required to be paid by it and no Tax Liens (other than for current Taxes not yet due or payable) are currently in effect against any of the assets of any Group Company. The provisions for Taxes in the Financial Statements fully reflect all unpaid Taxes of each Group Company, whether or not assessed or disputed as of the date of the applicable Financial Statements.

(b)            No examination or audit of any Tax Returns of any Group Company by any Government Authority is currently in progress or, to the knowledge of the Company, has been threatened. No assessment of Tax has been proposed in writing against any Group Company or any of their assets or properties. None of the Group Companies is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. Since the Balance Sheet Date, none of the Group Companies has incurred any Taxes other than in the ordinary course of business. None of the Group Companies has received any written claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. None of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

(c)            Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due, owing to or paid to any Person.

(d)            Each Group Company is in compliance in all respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Tax Law. Each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order enjoyed by any Group Company has been made or granted, in compliance with all applicable Laws and is expected to remain in full effect throughout the current effective period thereof after the Closing Date and no Group Company has received any notice to the contrary. Each Group Company is in compliance with transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related Persons (including any Group Company) have been effected on an arm’s length basis. All exemptions, reductions and rebates of Taxes granted to any Group Company by a Government Authority are in full force and effect and have not been terminated. None of the Group Companies is responsible for Taxes of any other Person by reason of contract, successor liability, operation of Law or otherwise.

(e)            No Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The transactions contemplated under this Agreement and the other Transaction Documents to which a Group Company is a party are not in violation of any applicable Law regarding Tax, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax liability for the Group Companies.

Section 3.12           Material Contracts.

(a)            Section 3.12(a) of the Disclosure Schedule contains a true and complete list of all Material Contracts.

(b)            Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order, and is in full force and effect and enforceable in accordance with its terms. Such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

Section 3.13           Compliance with Laws.

(a)            Each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties, assets and Intellectual Property.

(b)            No event has occurred or circumstances exist that (with or without notice or lapse of time) may (i) constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Order or (ii) give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c)            None of the Group Companies has received any notice or other communication (whether oral or written) from any Government Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d)            None of the Group Companies is in violation of its business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents as in effect.

(e)            The execution, delivery, and performance of the Transaction Documents by any Group Companies do not and will not (A) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (w) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents of any Group Company as in effect at the Closing, (x) any provision of any Order to which any Group Company is a party or by which it is bound, (y) any of the Material Contracts, or (z) any Law applicable to any Group Company; (B) accelerate or constitute an event entitling the holder of any Indebtedness of any Group Company to accelerate the maturity of any such Indebtedness or to increase the rate of interest presently in effect with respect to such Indebtedness; (C) cause any Group Company to be in default of its obligations under any Contract relating to Indebtedness; or (D) result in the creation of any encumbrance upon any of the properties or assets of any Group Company.

(f)            The Group Companies have obtained all approvals and authorizations (including any and all amendments to such approvals and authorizations) from the relevant Government Authorities and have fulfilled any and all filings and registration requirements (including any and all amendment requirements) with the relevant Government Authorities required for the operations of the Group Companies. All filings and registrations with the relevant Government Authorities required in respect of the Group Companies have been duly completed in accordance with the relevant Laws. No Group Company has received any letter or notice from any relevant Government Authority notifying it of the revocation of any authorization of any Government Authority, permit or license issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. Each Group Company has been conducting its business activities within the permitted scope of business and is operating its businesses in compliance with all relevant Laws and Orders. None of the Group Companies has reason to believe that any authorization of any Government Authority, license or permit requisite for the conduct of any part of its business which is subject to periodic renewal will not be granted or renewed by the relevant Government Authorities.

Section 3.14           Anti-bribery, Anti-corruption, Anti-money Laundering and Sanctions.

(a)            Each of the Group Companies and their respective Affiliates, including the Affiliates’ respective directors, officers and employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, the “Representatives”), is and has been in compliance with all applicable Laws relating to anti- bribery, anti-corruption, anti-corruption-related record keeping and internal control Laws (collectively, the “ABAC Laws”). Without limiting the foregoing, none of the Group Companies and their Representatives has: directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation or request for information of, or has information that indicates a likelihood of (1) the making of any gift or payment of anything of value to any public official by any Person to obtain any improper advantage, affect or influence any act or decision of any such public official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (2) the taking of any action by any Person which (A) would violate the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), if taken by an entity subject to the FCPA, (B) would violate the U.K. Bribery Act 2010, if taken by an entity subject to the U.K. Bribery Act 2010, or (C) could constitute a violation of any applicable ABAC Law; (3) the making of any false or fictitious entries in the books or records of any Group Company; or (4) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment. The Group Companies have established or is subject to adequate internal controls and procedures intended to ensure compliance with the ABAC Laws.

(b)            The operations of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the applicable anti-money laundering statutes of all jurisdictions where the Group Companies conduct business, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by the relevant Governmental Authorities (including, to the extent applicable, the United State Currency and Foreign Transactions Reporting Act of 1970) (collectively, the “Anti-Money Laundering Laws”). The Group Companies have instituted, maintained and enforced adequate policies and procedures to ensure compliance with Anti-Money Laundering Laws to the extent required by applicable Law. None of the Group Companies has been penalized for or threatened to be charged with, or given notice of any violation of, or under investigation with respect to, any Anti-Money Laundering Laws, and no Action by or before any court, Governmental Authority or any arbitrator involving any alleged violation of applicable Anti-Money Laundering Laws by any Group Company is pending or threatened.

Section 3.15           Employee Matters. Except as disclosed in Section 3.15 of the Disclosure Schedule, all full time employees of each Group Compare are devoting their full professional time to the Group Companies. No employee of any Group Company is in violation of any Law or Order, or any provision of any Contract, relating to such employee’s relationship with the Group Company or any prior employer. There is no labor strike, labor slow down, labor claim, labor dispute or labor union organization activities pending or, to the knowledge of the Company, threatened between any Group Company and its employees. Each Group Company (a) has complied with all applicable Laws related to employment, employment practices generally applied to other entities in similar industry as such Group Company in the jurisdiction where such Group Company is incorporated, and the terms and conditions of employment, in each case, with respect to its employees; (b) has paid all wages, benefits and other required payments in the ordinary course of business; (c) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (d) other than as required by applicable Law, is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Government Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. No complaint or grievance relating to the labor practices of any of the Group Companies is pending or, to the knowledge of the Company, threatened against any of the Group Companies, and no charges are pending or, to the knowledge of the Company, threatened before any Government Authority responsible for the prevention of unlawful employment practices with respect to any of the Group Companies.

Section 3.16           Material Licenses. Each Group Company has all the Material Licenses for the conduct of the Business as now being conducted, and the Group Companies are able to obtain without hardship all the Material Licenses for the conduct of Business as proposed to be conducted. Section 3.16 of the Disclosure Schedule contains a complete and correct list of all Material Licenses held by each Group Company and the termination date of each such Material License. Except as disclosed in Section 3.16 of the Disclosure Schedule, the Material Licenses currently held by the Group Company are, and will remain, in full force and effect for not less than one (1) year after the Closing. No other Material License is necessary for, or otherwise material to, the conduct of the Business by any such Person. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in default under any of its Material Licenses and has not received any notice (whether written or not) relating to the suspension, revocation or modification of any such Material Licenses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 4.1             Organization and Good Standing. The Seller is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2             Authorization. The Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been, and each of the other Transaction Documents to which the Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Seller is a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms.

Section 4.3             Conflicts; Consents of Third Parties.

(a)            None of the execution, delivery and performance by the Seller of this Agreement or the other Transaction Documents to which the Seller is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of the Seller or (ii) any Law or Order applicable to the Seller, in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Seller to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 4.4             Title to Purchased Shares. The Seller is the sole record and beneficial owner of and has good and valid title to the Purchased Shares, free and clear of all Liens. The Seller has the full power to sell, transfer, assign and deliver its Purchased Shares as provided in this Agreement and, upon transfer and delivery of the Purchased Shares to the Purchaser and payment therefor in accordance with this Agreement and entry of the name of the Purchaser as the holder of the Purchased Shares in the register of members of the Company, such transfer and delivery will convey to the Purchaser good, valid and marketable title to the Purchased Shares, free and clear of all Liens. The Purchased Shares are duly authorized, validly issued, fully paid and non-assessable. Except for this Agreement, the Purchased Shares are not subject to any option, warrant, purchase right or other contract or commitment that would require the Seller to sell, transfer or otherwise dispose of any of the Purchased Shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Company and the Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date):

Section 5.1             Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of Hong Kong, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 5.2             Authorization. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents to which the Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 5.3             Conflicts. None of the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of the Purchaser; or (ii) any Order or Law applicable to the Purchaser, in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Purchaser to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

ARTICLE VI

COVENANTS

Section 6.1             Access to Information. Following the date hereof until the Closing, the Purchaser shall be entitled to make such investigation of the properties, assets, businesses and operations of the Group Companies and such examination of the books and records of the Group Companies as it may request from time to time and to make extracts and copies of such books and records. The Warrantors shall cause the Group Companies and each of the Group Companies’ respective officers, directors, employees, consultants, agents, accountants, attorneys and other representatives to: (a) afford the officers, employees, agents, accountants, attorneys and other representatives of the Purchaser access, during regular business hours, to the offices, properties, facilities, books and records of each Group Company, and (b) furnish to the officers, employees, agents, accountants, attorneys and other representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of each Group Company as the Purchaser may from time to time request. The Seller shall provide necessary cooperation in this regard as the Purchaser may request.

Section 6.2             Notice of Developments. Prior to the Closing, the Warrantors shall promptly notify the Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant or agreement of any Warrantor in this Agreement, respectively. Prior to the Closing, the Warrantors shall promptly notify the Purchaser in writing of all other material developments affecting the assets, Liabilities, business, financial condition, operations, result of operations, client relationships, employee relations, projections or prospects of any Group Company.

Section 6.3             Conduct of the Business in the Interim Period. Between the date hereof and the time of the Closing, except (x) as required by applicable Law, (y) as expressly required by this Agreement or (z) with the prior written consent of the Purchaser, the Company shall, and shall cause the other Group Companies to, the Warrantors shall cause the Company and the other Group Companies to:

(a)            conduct the respective Businesses in the ordinary course and consistent with the Group Companies’ past practice;

(b)            use their best efforts to (i) preserve the present business operations, organization and goodwill of the Group Companies, (ii) keep available the services of its current officers and employees, (iii) preserve the present relationships with clients of the Group Companies, and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction that could cause any representation or warranty of the Warrantors or the Seller in this Agreement to be untrue or result in a breach of any covenant made by any Warrantor or the Seller in this Agreement;

(c)            not incur any Indebtedness; and

(d)            not effect any share split, share reverse-split or similar action.

Section 6.4             Further Assurances. Each Party shall use, and the Warrantors shall cause each Group Company to use, its reasonable efforts to (a) take all actions necessary or appropriate and do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Nothing in this Section 6.4 is meant to obligate any Party from waiving any applicable closing conditions set forth in Article VII.

Section 6.5             Confidentiality and Publicity.

(a)            Each of the Warrantors agrees to, and shall cause its or his agents, representatives, Affiliates, employees, officers and directors to (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the Purchaser, the Business or the Group Companies or relating to the transactions contemplated hereby, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser and the Company with prompt written notice of such requirement so that the Purchaser or the applicable Group Company may seek a protective order or other remedy or waive compliance with this Section 6.5(a), and (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser and the Company waive compliance with this Section 6.5(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 6.5(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by the Seller or any of its or his agents, representatives, Affiliates, employees, officers or directors.

(b)            None of the Parties, shall make, or cause to be made, and the Seller shall cause NaaS Technology Inc. as the sole shareholder of the Seller and a publicly traded company (“NaaS”), not to make, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by any Seller or the Company) or of the Seller (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority; provided, that such consent shall not be unreasonably withheld, conditioned or delayed. The Parties acknowledge that NaaS, may be required to issue a press release or otherwise publicly disseminate certain information regarding the transactions contemplated by the Transaction Documents, and the Purchaser shall provide all reasonable cooperation in that regard.

Section 6.6             Exclusivity. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, none of the Warrantors and their respective Affiliates, officers, directors, representatives or agents shall, and the Warrantors shall cause the other Group Companies and their respective Affiliates, officers, directors, representatives and agents to not, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the equity interests in the Company or any other Group Company or all or any portion of the assets of any Group Company, or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to any Group Company, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Warrantors immediately shall, and the Warrantors immediately shall cause the other Group Companies to, cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Warrantors shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Warrantors agree not to, and the Warrantors shall cause the other Group Companies not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Warrantor or any Group Company is a party.

Section 6.7             Tax; Stamp Duty.

(a)            The Parties acknowledge, covenant and agree that the Purchaser shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by the Seller or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement and the other Transaction Documents; and that the Seller will bear and pay any Tax of any nature that is required by applicable Laws to be paid by it arising out of the transactions contemplated by this Agreement and the other Transaction Documents.

(b)            Any stamp duty that may be due and payable on the sale and purchase of the Purchased Shares under this Agreement pursuant to the Stamp Duty Ordinance (Cap. 117 of the Laws of Hong Kong) shall be borne on a 50/50 basis by the Seller and the Purchaser. The Seller shall, and shall cause its Affiliates to, promptly provide all such documents and assistance as may be required by the Purchaser in preparing any Tax Return in connection with the payment of such stamp duty, and shall ensure that the “wet-ink” originals of the relevant instruments of transfer and sold notes are delivered to the Purchaser’s counsel in Hong Kong on the Closing Date.

(c)            Except as otherwise expressly agreed, the Aggregate Purchase Price to be made at the Closing will be free and clear of and without any Tax withholding unless the Purchaser is required by law to withhold a portion of the Aggregate Purchase Price, in which case the amount payable shall be grossed up to the extent necessary to ensure the Seller receives an amount equal to the amount that it would have received had no withholding occurred.

Section 6.8             Agreed Board Composition. After the Closing, the Board shall consist of five (5) directors, and the Purchaser shall be entitled to appoint three (3) directors to the Board, one (1) of which shall be the chairman of the Board, and each director shall be entitled to one (1) vote. The agreements reflected in this Section 6.8 are collectively referred to as the “Agreed Board Composition”. All the Parties shall take all necessary steps as the Purchaser may request so that the Agreed Board Composition is in effect upon or as soon as possible after the Closing.

Section 6.9             Senior Management of the Company. Effective as of the Closing, the Purchaser shall have the sole authority to nominate all the members of the senior management of the Company, including the Chief Executive Officer and the Chief Financial Officer, for appointment by the Board.

Section 6.10           Release and Discharge.

(a)            Except to the extent relating to the Transaction Documents, effective as of and contingent on the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and on behalf of its shareholders or members, as applicable, assigns and beneficiaries and, to the extent acting in a representative capacity, its creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained), successors and assigns of any of them (collectively, the “Releasing Persons”), hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges each Group Company and its shareholders or members, as applicable, assigns and beneficiaries, creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained by any of them), successors and assigns of any of them, Affiliates and predecessors, successors and assigns of any of them (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, debts, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative on behalf of any Person, and whether arising under any agreement or understanding or otherwise at Law or equity (“Released Claims”), which such Releasing Persons, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part, at any time in the past until and including the Closing against any of the Released Persons with respect to any Group Company, including any Releasing Person’s investment in securities in any Group Company or arising out of, relating to or in connection with the Existing Articles (the “Release”). The Release shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

(b)            Except to the extent relating to the Transaction Documents, effective as of and contingent on the Closing, the Seller hereby irrevocably and unconditionally covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Person, based upon the Release or to seek to recover any amounts in connection therewith or thereunder from and after the Closing. Any Released Person may plead this Release as a complete bar to any Released Claims brought in derogation of this covenant not to sue.

(c)            The Seller agrees that if it violates any provision of this Section 6.10, it will pay the costs and expenses of defending against any related or resulting Legal Proceedings incurred by the Released Persons, including attorney’s fees.

Section 6.11           Assignment of Shareholder Loan. With effect from the time of issuance of the Note by the Purchaser in favor of the Seller and without any further action by any person, the Seller, in consideration of its receipt of the Note, fully, irrevocably assigns to the Purchaser, and the Purchaser irrevocably assumes from the Seller, all of the rights benefits, titles, interests, liabilities and obligations the Seller may now or in the future have with respect to the Shareholder Loan. With effect from the time of issuance of the Note by the Purchaser in favor of the Seller, the Seller acknowledges and agrees that the provisions of Section 2.3(c) and this 错误!未找到引用源。 shall be in full and final settlement and discharge of any and all claims in respect of the Shareholder Loan by the Seller or any of its Affiliates against any Group Company.

Section 6.12           EBIT. Subject to the Closing, the Purchaser and the Company undertake to the Seller that the Purchaser and the Company shall use their best efforts to maximize the actual EBIT of the Company for the financial years of 2024, 2025 and 2026.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1             Conditions Precedent to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following condition (which may be waived by such Party, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)            there shall not be in effect any Law or Order by a Government Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 7.2             Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser, in its sole discretion, in whole or in part):

(a)            the representations and warranties in the Company Fundamental Warranties and the Seller Fundamental Warranties shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date), and (ii) the representations and warranties set forth in Article III and Article IV (other than the Company Fundamental Warranties and the Seller Fundamental Warranties) (A) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, and (B) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, in each case of (A) and (B), other than such representations and warranties that relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date);

(b)            the Parties other than the Purchaser shall have performed and complied with each of the obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)            from and after the date hereof, there shall have been no change, event, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d)            there shall have been no Legal Proceeding pending against the Seller or any Group Company that relates to the transactions contemplated hereby or would be reasonably expected to have a material negative impact on any Group Company or the Business;

(e)            no Group Company shall have been an obligor under any Indebtedness other than the Indebtedness set forth in Section 7.2(e) of the Disclosure Schedule; and

(f)            the Purchaser shall have received a certificate signed by the Parties other than the Purchaser, dated the Closing Date and reasonably acceptable to the Purchaser, certifying that the conditions set forth in Section 7.2 have been satisfied.

Section 7.3             Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in its sole discretion in whole or in part):

(a)            the representations and warranties of the Purchaser set forth in Article V shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing; and

(b)            the Purchaser shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

Section 7.4             Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in its sole discretion in whole or in part):

(a)            the representations and warranties of the Purchaser set forth in Article V shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing; and

(b)            the Purchaser shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1             Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a)            by the Purchaser if, between the date hereof and the Closing, (i) there is a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of the Company or any Seller set forth in this Agreement and (ii) such breach or failure to perform would cause any of the conditions set forth in Section 7.1 and Section 7.2 not to be satisfied and cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach is given to the Company or the Seller by the Purchaser;

(b)            by the Seller if, between the date hereof and the Closing, there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 and Section 7.4 not to be satisfied and cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach is given to the Purchaser by the Seller;

(c)            by the Purchaser after the Long Stop Date if the Closing shall not have occurred on or prior to the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Purchaser if its failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date;

(d)            by the Seller after the Long Stop Date if the Closing shall not have occurred on or prior to the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Seller if the failure by the Seller to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date; or

(e)            by mutual written consent of the Seller and the Purchaser.

Section 8.2             Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 8.1 hereof, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate without further action by any Party.

Section 8.3             Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1 and Section 8.2, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided, that no such termination shall relieve any Party hereto from liability for a breach of any of its covenants or agreements or its representations and warranties contained in this Agreement prior to the date of termination, and provided, further, that Section 6.5, this Section 8.3, and Article X shall survive any such termination.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.1             Survival of Representations, Warranties and Covenants. The representations and warranties of the Warrantors set forth in Article III, the representations and warranties of the Seller set forth in Article IV and the representations and warranties of the Purchaser set forth in Article V shall survive the Closing until the second (2nd) anniversary of the Closing Date; provided, that the Company Fundamental Warranties and the Seller Fundamental Warranties shall survive the Closing indefinitely, and the representations and warranties set forth in Section 3.11 (Taxes) shall survive the Closing until sixty (60) days after the applicable statute of limitations governing claims arising thereunder. The covenants or other agreements contained in this Agreement that by their terms or nature are to be performed after the Closing shall survive the Closing in accordance with their terms. If written notice of a claim for indemnification has been given in accordance with Section 9.2 prior to the expiration of the applicable representations, warranties or covenants, then the relevant representations, warranties or covenants shall survive as to such claim, until such claim has been finally resolved.

Section 9.2             Indemnification.

(a)            Indemnification by the Seller. From and after the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including, for the avoidance of doubt, the Group Companies from and after the Closing) and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against all Liabilities, losses, damages, deficiencies, diminution in value, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties suffered or incurred by the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Losses”) arising out of or relating to:

(i)            any inaccuracy in or breach of any representation or warranty set forth in Article III and Article IV;

(ii)           any breach or non-fulfillment of any covenant or obligation to be performed by any Warrantor under this Agreement;

(iii)          any Tax obligations of the Purchaser, its Affiliates or the Group Companies arising from the failure of the Seller to comply with its obligations under Section 6.7;

(iv)          any Tax obligations of the Group Companies arising from any failure by any Group Company to properly withhold and pay to any Tax authority amounts required to be withheld and paid pursuant to applicable Laws before the Closing;

(v)           any Tax obligations of the Group Companies for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date;

(vi)          any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts to which any Group Company was obligated, or was a party, on or prior to the Closing Date; and

(vii)         any Liability incurred by any Group Company arising in respect of, by reference to or in consequence of its non-compliance with any applicable Law, failure to obtain or complete required approvals, licenses, filings and registrations (including any amendment thereto) on or prior to the Closing Date.

The indemnity obligation of the Seller towards any Purchaser Indemnitees with respect to Items (iv) through (vii) above shall not be affected or prejudiced by the fact that such matter may be disclosed to the Purchaser in the Disclosure Schedule or otherwise.

(b)            Procedures Relating to Indemnification.

(i)            Any Party seeking indemnification under this Section 9.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 10.3.

(ii)           If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 9.2, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

(c)            Right of Set-Off. On notice to the Seller specifying in reasonable detail the basis therefore, the Purchaser may set off any amount to which it may be entitled under this Section 9.2 against amounts otherwise payable under this Agreement by the Purchaser in favour of the Seller as part of the Total Consideration. The exercise of such right of set-off by the Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

(d)            No Double Dip. As a general principle to this Agreement, the Purchaser shall not be entitled to recover more than once in respect of the same Loss suffered, in particular in case of a breach of the Seller’s representations and warranties. The Purchaser may claim such breach only once even though the facts may constitute two (2) or more breaches of the Seller’s representations and warranties.

Section 9.3             Materiality and Other Matters. The indemnification provided for in Section 9.2 shall be subject to the following:

(a)            Notwithstanding anything in this Agreement to the contrary, for the sole purpose of determining the amount of Losses (and not for determining whether any breaches of representations or warranties have occurred), the representations and warranties contained in Article III and Article IV shall be deemed to have been made without being qualified by “materiality” or “Material Adverse Effect” or similar qualifications, except to the extent such “materiality” qualifier or word of similar import is used for the express purpose of listing any information on the Disclosure Schedule rather than qualifying a statement.

(b)            None of the Warrantors shall be entitled to claim against any Group Company for contribution, reimbursement, indemnification or other participation in respect of or arising out of any indemnification obligation of the Warrantors hereunder, and each of the Warrantors hereby irrevocably and unconditionally waives any such claim it may have against the Group Companies.

(c)            Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification and liability set forth in this Section 9.3 shall not apply to a claim for Losses arising out of fraud or willful misconduct.

ARTICLE X

MISCELLANEOUS

Section 10.1           Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including fees and expenses of its legal counsel, accountants and other representatives or consultants) incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby (the “Transaction Expenses”), provided that the Transaction Expenses incurred by the Purchaser will be borne by the Company upon the occurrence of the Closing.

Section 10.2           Governing Law. This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereof.

Section 10.3           Arbitration.

(a)            Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three (3) arbitrators. The Purchaser and the Seller shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the first two arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 10.7.

(b)            The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 10.4           Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof.

Section 10.5           Amendments; Waivers. Any term of this Agreement may be amended only with the written consent of all the Parties. Any term of this Agreement may be waived only with the written consent of the party against whom such waiver is effective.

Section 10.6           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

Section 10.7           Specific Performance and Remedies. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with Article VIII, each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that prior to such termination, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity. Notwithstanding anything to the contrary, the Seller acknowledges and agrees that for the breach of any representation or warranty by the Purchaser under Article V, the Seller shall only be entitled to claim and recover damages arising from such breach, and the Seller waives any and all rights and remedies to which it might otherwise be entitled in connection with such breach, saving only its rights to money damages.

Section 10.8           Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand-delivered to the other party, upon delivery; (b) when sent by email, upon receipt of confirmation of error-free transmission; (c) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) two (2) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each party communicating hereunder by email shall promptly confirm by telephone with the party to whom such communication was addressed the receipt of each communication made by it by email pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given herein, or designate additional addresses, for purposes of this Section 10.8, by giving the other party written notice of the new address in the manner set forth above:

If to the Purchaser, to:

Newlink Center, Area G, Building 7, Huitong Times Square

No.1 Yaojiayuan South Road, Chaoyang District, Beijing, 100024

People’s Republic of China

Email: [REDACTED]

Attention: [REDACTED]

If to the Seller, to:

4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240,

Grand Cayman KY1-1002, Cayman Islands

Email: [REDACTED]

Attention: [REDACTED]

If to the Company, to:

Room 515-517, 5/F., 12W, Hong Kong Science Park, Tai Po, Hong Kong

Email: [REDACTED]

Attention: [REDACTED]

Section 10.9           Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely reflects the parties’ intent in entering into this Agreement.

Section 10.10         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as provided in Section 9.2 hereof, a Person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any term of this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) the Seller, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) the Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Seller, and any attempted assignment in violation of this Section 10.10 shall be void; provided, that the Purchaser may in all circumstances assign its rights and obligations under this Agreement to any of its Affiliates.

Section 10.11         Late Payment Interest. In the event that any Party fails to fulfill any payment obligation in a timely manner, a penalty interest of 0.02% per day shall be charged for any overdue payment.

Section 10.12         Representation by Counsel. Each Party has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement.

Section 10.13         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of executing this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

PURCHASER:

CHINA NEWLINK HOLDING LIMITED （中国能链控股有限公司）

By:	/s/ DAI Zhen
	Name:	DAI Zhen （戴震）
	Title:	Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

SELLER:

DADA AUTO

By:	/s/ WANG Yang
	Name:	WANG Yang （王阳）
	Title:	Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

COMPANY:

SINOPOWER HOLDINGS INTERNATIONAL CO. LIMITED

By:	WANG Yang
	Name:	WANG Yang （王阳）
	Title:	Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

SCHEDULE A

COMPANY DISCLOSURE SCHEDULE

EXHIBIT A

FORM OF INSTRUMENT OF TRANSFER AND BOUGHT AND SOLD NOTES

INSTRUMENT OF TRANSFER

Sinopower Holdings International Co. Limited

(company number 2856888)

We, Dada Auto (the “Transferor”) of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, in consideration of the sum of RMB 13,210,000 to be paid to us in aggregate by China Newlink Holding Limited (中国能链控股有限公司) (the “Transferee”) of Room 2609, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong do hereby transfer to the said Transferee the 89,999,000 ordinary shares standing in our name in the Register of Members of:

Sinopower Holdings International Co. Limited

to hold unto the said Transferee, its executors, administrators or assigns, subject to the several conditions upon which we hold the same at the time of execution hereof. And we, the said Transferee, do hereby agree to take the said shares subject to the same conditions.

Witness our hands the ____ day of ________ 2024 in _______________________.

Witness to the signature(s) of the Transferor-)		For and on behalf of
	)	Dada Auto
)
Witness’ name:	)
Witness’ address:	)
)
Director(s) / Authorized Signatory(ies)
(Transferor)

Witness to the signature(s) of the Transferee-)		For and on behalf of
	)	China Newlink Holding Limited (中国能链控股有限公司)
)
Witness’ name:	)
Witness’ address:	)
)
Director(s) / Authorized Signatory(ies)
(Transferee)

BOUGHT NOTE

Name of Vendor (Transferor):	Dada Auto
Address:	Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands
Occupation:	Corporation

Name of Company in which the share(s) to be transferred:

Sinopower Holdings International Co. Limited

Number of Share(s):	89,999,000 ordinary shares
Consideration:	RMB13,210,000

For and on behalf of:
China Newlink Holding Limited (中国能链控股有限公司)

as Transferee

By:
Title:

Dated ________________ 2024

Executed in _______________________________

SOLD NOTE

Name of Purchaser (Transferee): China Newlink Holding Limited (中国能链控股有限公司)

Address: Room 2609, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Occupation:	Corporation

Name of Company in which the share(s) to be transferred:

Sinopower Holdings International Co. Limited

Number of Share(s):	89,999,000 ordinary shares
Consideration:	RMB13,210,000

For and on behalf of:
Dada Auto
as Transferor

By:
Title:

Dated ________________ 2024

Executed in _______________________________

EXHIBIT B

FORM OF PROMISSORY NOTE